EXHIBIT 99.1

NITROMED, INC
125 SPRING STREET
LEXINGTON, MA 02421
t. 781.266.4000 f 781.274.8080 www.nitromed.com

NitroMed Restructures R&D Operations;

Extended Release BiDil® Remains on Track

- Partner Sought for NMI 3377-

LEXINGTON, MA (March 30, 2006) – NitroMed, Inc. (NASDAQ: NTMD) announced today that approximately 30 positions in research and development will be eliminated effective March 31, 2006 in a restructuring of the organization. The Company will focus on the continued development of both an extended release formulation of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), as well as out-licensing and collaborations for its portfolio of nitric oxide-enhancing technologies, including NMI-3377, a late-stage pre-clinical cardio-renal compound.

Related restructuring charges will be announced in early May in the Company’s first quarter earnings report for the period ending March 31, 2006. The restructuring is being undertaken to align the Company’s cost structure with revenue expectations. It is also consistent with NitroMed’s current focus on sales and marketing.

Chief Scientific Officer Dr. Gordon Letts emphasized that NitroMed’s priority project is on schedule as development continues on an extended release formulation of BiDil. BiDil is currently available at a dosage of three times a day. The Company previously said it is working towards either a once- or twice-daily formulation of BiDil.

“We are seeking partners with whom to develop the Company’s portfolio of nitric oxide-enhancing technologies. Among them is NMI-3377, a late-stage pre-clinical cardio-renal compound with nitric oxide-donating properties,” said Dr. Letts. “This compound has a large market potential and the Company is now actively seeking a partner so that our goal of filing an Investigational New Drug application for this compound with the FDA can proceed,” said Dr. Letts. “Our R&D focus going forward will be to out-license our diverse portfolio and remain focused on cardio-renal targets that are in alignment with future Company growth.”

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is an emerging pharmaceutical company and the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients. In this population, BiDil is indicated as an adjunct to current standard therapies such as ACE inhibitors and/or beta blockers. There is little experience in patients with New York Heart Association Class IV heart failure. BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from the Company’s landmark A-HeFT (African American Heart Failure Trial) clinical trial, and is marketed by NitroMed through a nationwide, dedicated sales force.

Forward Looking Statements

Statements in this press release about future expectations, plans and prospects for the Company, including the Company’s expectations regarding the effect of its research and development restructuring, its plans to release a new formulation of its lead product, BiDil, and its plans to seek a partner and pursue the filing of an investigational new drug application for its compound under development, NMI-3377, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the Company’s inability to achieve the cost reductions anticipated by its research and development restructuring; the Company’s ability to successfully develop, obtain regulatory approval for and commercialize new formulations of its lead product, BiDil; the Company’s ability to successfully enter into collaboration or licensing arrangements with strategic partners on favorable terms, if at all; patient, physician and third-payer acceptance of BiDil as a safe and effective therapeutic; the Company’s ability to maintain the necessary sales, marketing and manufacturing capabilities to commercialize BiDil; the Company’s ability to obtain the substantial additional funding required to conduct manufacturing, marketing and sales of BiDil; unanticipated difficulties in maintaining regulatory approvals to market and sell BiDil; adverse side effects experienced by patients taking BiDil; the Company’s ability to obtain or maintain intellectual property protection and required licenses; unanticipated operating expenses for the remainder of fiscal year 2006 and other factors discussed in its Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

For full prescribing information, visit: www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Contacts:

Sondra Newman, Investor Relations

P: 781.266.4197

C: 781.640.3088

Jane Kramer, Media

P: 781.266.4220

C: 781.640.8499

For full prescribing information, visit: www.BiDil.com.

BiDil is a registered trademark of NitroMed, Inc.

Source: NitroMed, Inc.